Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 25, 2023 (the “Effective Date”), by and between ORIENTAL RISE HOLDINGS LTD, a Cayman Islands exempted company (the “Company”) and BANGJIE HU, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct and indirect subsidiaries (collectively, the “Group”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and to assure itself of the services of the Executive during the term of Employment (as defined below); and

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer during the term of Employment and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	POSITION

The Executive hereby accepts the position of Chief Financial Officer of the Company and any other officer or employee positions with other Group members as may be approved by the Board (as defined below).

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be one (1) year commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one (1) year terms if neither the Company nor the Executive provides a notice of termination of the Employment to the other party within thirty (30) days prior to the expiration of the applicable term.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Company will include all the duties and responsibilities associated with a Chief Financial Officer of a U.S. listed public company with primary operations in the People’s Republic of China. As Chief Financial Officer of the Company, the Executive shall be primarily responsible for all financial and strategic aspects of the business of the Company, including the review of the financial operations and financial statements of the Company, as well as all tasks and responsibilities normally associated with the offices of Chief Financial Officer of an agricultural producer of similar size and nature to the Company. During the term of Employment, Executive shall report to and be responsible to the Company’s board of directors (including any designated audit or other committee thereof) (the “Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Company’s Chief Financial Officer.

(b)	The Executive shall devote all of Executive’s working time, attention and skills to the performance of Executive’s duties to the Company and the Group and shall faithfully and diligently serve the Company and the Group in accordance with this Agreement, the memorandum and articles of association of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(c)	The Executive shall use Executive’s best efforts to perform Executive’s duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any member of the Group, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company or any member of the Group engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding less than one percent (1%) of the outstanding equity of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Executive shall notify the Company in writing of Executive’s interest in such securities in a timely manner and with such details and particulars as the Company may reasonably require.

(d)	The Executive acknowledges the Executive’s and the Company’s public reporting obligations associated with the Executive’s position of the Company under applicable securities laws, rules and regulations, and the Executive shall use the Executive’s efforts to comply with all such reporting obligations that are Executive’s personal responsibility; provided that the Company agrees to provide the Executive with assistance and support with respect to all such filings (including making such filings on the Executive’s behalf).

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive from entering into this Agreement or carrying out Executive’s duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive’s initial pre-tax base salary shall be US$3,000 per month, paid monthly in arrears in accordance with the Company’s regular payroll practices, and such compensation is subject to annual review and adjustment by the Board in its sole discretion. The Executive shall also be entitled to receive salary, as and in the amount approved by the Board in advance, from any member of the Group.

(b)	Bonus. The Executive shall be eligible for cash bonuses as determined by the Board in its sole discretion.

(c)	Equity Incentives. To the extent the Company adopts and maintains an equity incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Board.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan, provided that such plans shall be subject to review and approval by the Board.

(e)	Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of Executive’s duties under this Agreement; provided that he/she properly accounts for such expenses in accordance with the Company’s policies and procedures.

6.	TERMINATION OF THE AGREEMENT

The Executive’s employment may be terminated as provided for in this Section 7.

(a) By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(2)	the Executive has been grossly negligent or acted dishonestly to the detriment of the Company;

(3)	the Executive has engaged in actions amounting to willful misconduct or failed to perform Executive’s duties hereunder and such failure continues after the Executive is afforded not less than fifteen (15) days to cure such failure;

(4)	the Executive’s willful failure to comply with a lawful directive of the Board; or

(5)	the Executive violates Sections 8, 9 or 10 of this Agreement.

Upon termination for “cause”, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For Death and Disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive has died, or

(2)	the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of Executive’s employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon thirty (30) days’ prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the Executive: a cash payment of one (1) month of the Executive’s base salary as of the date of such termination for each year (which is any period longer than six months but no more than one year) and a cash payment of half month of the Executive’s base salary as of the date of such termination for any period of employment no more than six months, provided that the total severance payments shall not exceed twelve months of the Executive’s base salary.

Upon termination without cause, the Executive shall also be entitled to the amount of base salary earned and not paid prior to termination.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 7(a)(iii), the Executive must execute and deliver to the Company a general release of the Company and all members of the Group and their affiliates in a form annexed hereto as Exhibit A.

(iv) Change of Control Transaction. If the Company or its successor terminates the Employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the Executive shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three (3) months of the Executive’s base salary at a rate equal to the greater of Executive’s annual salary in effect immediately prior to the termination, or Executive’s then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of Executive’s target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for three (3) months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

(b)	By the Executive. The Executive may terminate the Employment at any time with thirty (30) days’ prior written notice to the Company without cause, if (1) there is a material reduction in the Executive’s authority, duties and responsibilities unless such reduction was made with Executive’s consent, or (2) there is a material reduction in the Executive’s annual salary (the occurrences in (1) and (2) being referred to as “Good Reason”). Upon the Executive’s termination of the Employment due to either of the above reasons, the Company shall provide compensation to the Executive equivalent to three (3) months of the Executive’s base salary that he/she is entitled to immediately prior to such termination. In addition, the Executive may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is agreed to by the Board.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 7(b), the Executive must execute and deliver to the Company a general release of the Company and all members of the Group and their affiliates in a form annexed hereto as Exhibit A.

(c)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(d)	Resignation of All Other Positions. Immediately upon the effective date of any termination of the Executive’s Employment for any reason, the Executive shall resign in writing from membership on the Board or the board of directors of any Group member and from any and all offices Executive holds at the Company or Group Member.

(e)	No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

7.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-Disclosure. The Executive hereby agrees at all times during the term of the Employment and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the Company, its affiliates, or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with Executive’s work or using the facilities of the Company are property of the Company and subject to inspection by the Company, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to Executive’s work with the Company and will provide written certification of Executive’s compliance with this Agreement. Under no circumstances will the Executive have, following Executive’s termination, in Executive’s possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he/she has not and will not, during the term of Executive’s employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

8.	CONFLICTING EMPLOYMENT

The Executive hereby agrees that, during the term of Executive’s employment with the Company, he/she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with Executive’s obligations to the Company without the prior written consent of the Company.

9.	NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT

In consideration of the salary paid to the Executive by the Company, the Executive agrees that during the term of the Employment and for a period of twelve (12) months following the termination of the Employment for whatever reason:

(a)	The Executive will not approach clients, customers or contacts of the Company or the Group, users of the Company’s or the Group’s services, or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company or the Group for the purposes of doing business with such persons or entities which will harm the business relationship between the Company or the Group and such persons and/or entities;

(b)	the Executive will not assume employment with or provide services as a director, consultant or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor;

(c)	the Executive will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any officer, director, or employee of or consultant to the Company or any member of the Group employed or engaged as at or after the date of such termination, or in the twelve (12) months preceding such termination; and

(d)	the Executive will not make public statements or communications that disparage the Company, any Group member, or any of their respective business, officers, directors or employees.

The provisions contained in Section 10 are considered reasonable by the Executive in order to protect the legitimate business interest of the Company and the Group. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 10 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 10, the Executive acknowledges that there will be no adequate remedy at law, and the Company or the applicable member of the Group shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company or any applicable member of the Group shall have right to seek all remedies permissible under applicable law.

10.	COOPERATION

The parties agree that certain matters in which the Executive will be involved during the Executive’s employment by the Company may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. It is expressly agreed that non-compliance with a request for cooperation services by the Executive for good reason, including health condition or prior commitments, shall not constitute a breach or violation of this Agreement. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

11.	INDEMNIFICATION.

The Company shall, to the maximum extent provided under applicable law, indemnify and hold the Executive harmless from and against any expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s performance of the Employment, other than any such Losses incurred as a result of the Executive’s gross negligence or willful misconduct. The Company shall advance to the Executive any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by the Executive in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by the Executive or on Executive’s behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Executive is not entitled to be indemnified by the Company.

12.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	WORK MADE FOR HIRE

The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the work product consisting of copyrightable subject matter (“Work Product”) is “work made for hire” as defined in 17 U.S.C. § 101 and similar applicable intellectual property law of other jurisdictions in which the Group operates and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and intellectual property rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or intellectual property rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

14.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent of the Executive, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor of the Company and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he/she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

17.	GOVERNING LAW; JURISDICTION

This Agreement and all issues pertaining to the Employment or the termination of the Employment shall be governed and interpreted in accordance with the laws of the State of New York without regard to choice of law principles, except the arbitration provision which shall be governed by the Federal Arbitration Act. Executive agrees that if, for any reason, any provision hereof is unenforceable, the remainder of this Agreement will nonetheless remain binding and in effect. Any dispute regarding the Employment or this Agreement, other than any injunctive relief available under Section 10 hereof, which cannot be resolved by negotiations between the Executive and the Company shall be submitted to, and solely determined by, final and binding arbitration conducted by the International Chamber of Commerce in accordance with its arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of the State of New York with respect to the interpretation or enforcement of this Agreement, or to any claims involving the Employment or the termination of the Employment. All questions regarding whether or not a dispute is subject to arbitration will be resolved by the arbitrator. Arbitration shall be held in such place as the parties may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction, including in the People’s Republic of China. The arbitrator shall award costs and attorney fees to the prevailing party. As part of this Agreement, Executive agrees that Executive may not participate in a representative capacity or as a member of any class of claims pertaining to any claim against the Company. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Company or the Executive may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

18.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

19.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery, or (iv) by email, to the last known address of the other party, with communications to the Company being to the attention of the Board.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose, and signed counterparts may be delivered by electronic means.

22.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, or he/she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

23.	ACKNOWLEDGMENT OF FULL UNDERSTANDING

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ORIENTAL RISE HOLDINGS LTD

By:	/s/ DEZHI LIU
	Name:	DEZHI LIU
	Title:	Chief Executive Officer

EXECUTIVE

/s/ BANGJIE HU
	Name:	BANGJIE HU

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

ZHIGANG MEI (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under the employment agreement (the “Agreement”) made and entered into as of September 30, 2020 (the “Effective Date”), by and between Executive and ORIENTAL RISE HOLDINGS LTD (the “Company”) (each individually, “Party,” collectively, the “Parties”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Company, its parents, subsidiaries, affiliates, divisions, assigns, predecessors, insurers, successors, and the past and present employees, officers, directors, insurers, attorneys, representatives and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to Executive’s employment with the Company or service as a member of the Board of Directors of the Company or the termination thereof or Executive’s service as an officer or member of the Board of Directors of any subsidiary or affiliate of the Company or the termination of such service; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement or to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned, or any rights Executive may have to indemnification under any charter (or similar documents) of any member of the Releasees or any insurance coverage under any directors and officers insurance or similar policies, or any rights Executive may have as a member or holder of equity or other securities of the Company or its affiliates.

Executive further agrees that this General Release and Covenant Not to Sue may be pleaded by the Company as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly.

In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The Parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

No provision of this General Release and Covenant Not to Sue should be read as preventing Executive from making a report to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by, any governmental agency. While Executive may participate in such investigation or proceeding, Executive acknowledges and agrees that Executive waives Executive’s right to recover monetary damages, of any kind, in such investigation or proceeding arising from, or in any way relating to, Executive’s employment with, or separation from, the Company that may have arisen prior to Executive’s signing of this General Release and Covenant Not to Sue. Executive acknowledges that this Release prohibits Executive from pursuing any claims against the Company seeking monetary relief for Executive and/or as a representative on behalf of others.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State without regard to principles of conflicts of laws.

To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that Executive may cancel or revoke this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by the Parties to this General Release and Covenant Not to Sue.  In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue.  If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make certain payments to Executive or to provide Executive with certain other benefits described in the Agreement, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive is hereby advised to consult legal counsel prior to execute this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on the day and year first above written.

Executive

Name:	BANGJIE HU